Exhibit 10.7

Jennifer Peppe

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11 October 2013

Dear Jennifer:

On behalf of Imago BioSciences, Inc. (the “Company”), I am very pleased to offer you the full time position of Senior Vice President, Clinical Operations. I think this will be an exciting opportunity for all of us and an important chance for you to take on much greater responsibility commensurate with your dedication, experience and skill.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become the Senior Vice President, Clinical Operations working remotely out of the Boston area. You will work as a member of the Clinical Team on matters related to the clinical program at Imago. You will report to me directly.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on November 1, 2013.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

a. You will be paid a monthly salary $20,000.00 which is equivalent to $240,000.00 on an annualized basis. Appropriate amounts will be withheld from your salary payments to satisfy state and federal income tax withholding requirements. Your salary will be payable monthly pursuant to the regular Company payroll policy. There will be an annual review of your salary and benefits coinciding with the end of the fiscal year. It is not the policy of the Compensation Committee to provide cash bonuses.

IMAGO BIOSCIENCES, INC.

San Francisco, CA

(415) 529-5055

5. Stock Options.

a. Initial Grant. You have been granted 1,250,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. Twenty-five percent (25%) of the Shares subject to the Option (rounded down to the next whole number of shares) shall vest on the first anniversary of the Date of Grant and 1/48th of the Shares subject to the Option shall vest monthly thereafter so that one hundred percent (100%) of the Shares subject to the Option are vested on the fourth anniversary of the Date of Grant.

b. Subsequent Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6. Benefits.

a. Vacation; Sick Leave. You will be entitled to twenty (20) days paid vacation per year, pro-rated for the remainder of this calendar year. Vacation may not be taken before it is accrued. In addition, you will be entitled to take up to 5 sick days per calendar year.

b. Insurance. You will be entitled to medical, dental and optical benefits, as well as for your dependants.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to me, an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

9. Severance Plan. In the event of a termination for cause you will not be entitled to receive a severance payment. In the event of a termination not for cause or if you are terminated after a change of control of the Company you will be entitled to receive a severance payment equal to six (6) months of your base annual salary, as defined in Section 4 of this agreement, in a cash lump sum, less applicable withholding obligations, within fourteen (14) days following the date of your release.

I am delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

IMAGO BIOSCIENCES, INC.

San Francisco, CA

(415) 529-5055

Very truly yours,

/s/ Hugh Young Rienhoff, Jr.

By: Hugh Young Rienhoff, Jr.
CEO
IMAGO BIOSCIENCES, INC.

ACCEPTED AND AGREED:

/s/ Jennifer Peppe
By: Jennifer Peppe
Date: 23 October 2013

IMAGO BIOSCIENCES, INC.

San Francisco, CA

(415) 529-5055